UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PULSE ELECTRONICS CORPORATION
(Name of Registrant as Specified in its Charter

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Stockholders Meeting

June 6, 2014

Our annual stockholders meeting will be held on Friday, June 6, 2014, at 10:00 AM (PDT) at the offices of Pulse Electronics Corporation at 12220 World Trade Drive, San Diego, CA 92128.  At the meeting, we plan to ask you to:

1)	Elect seven directors for a one year term;

2)	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2014;

3)	Approve an amendment of the Pulse Electronics Corporation 2012 Omnibus Incentive Compensation Plan (the "2012 Plan") to increase the maximum number of shares available for grant under the 2012 Plan by 900,000 shares;

4)	Approve, on an advisory basis, the compensation of our named executive officers; and

5)	Transact any other business as may properly come before the meeting and any adjournments or postponements thereof.

If you were a stockholder at the close of business on April 15, 2014, you may vote at the meeting, and any adjournment or postponement.

We urge you to vote for the nominees recommended by your Board of Directors –Steven G. Crane, Ralph E. Faison, David W. Heinzmann, John E. Major, Gary E. Sutton, Robert E. Switz and KajVazales – and for each of the above proposals using the enclosed proxy card.

By order of the Board of Directors,

Julie J. Panigrahi
Corporate Secretary

San Diego, California
April 28, 2013

Please Vote - Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

Proxy Statement
Annual Stockholders Meeting
Friday, June 6, 2014

Introduction

This proxy statement is distributed on behalf of our Board of Directors.  We are sending it to you to solicit proxies for voting at our 2014 annual meeting. The meeting will be held at the offices of Pulse Electronics Corporation, a Pennsylvania corporation (the “Company”), 12220 World Trade Drive, San Diego, CA 92128. The meeting is scheduled for Friday, June 6, 2014, at 10:00 AM (PDT).  If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed on or around May 5, 2014 to our stockholders of record as of April 15, 2014. Our annual report includes our consolidated financial statements for 2012 and 2013.

The following section includes answers to questions that are frequently asked about the voting process.

Q: What matters will be voted on at the Annual Meeting?

A:  Five proposals will be taken up at the meeting as well as such other business as may properly come before the meeting and any adjournments or postponements thereof.  The five proposals are:

1. To elect seven directors to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal;

2. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2014;

3. To approve the amendment of the Pulse Electronics Corporation 2012 Omnibus Incentive Compensation Plan (the "2012 Plan") to increase the maximum number of shares of our Common Stock that are available for grant under the 2012 Plan by 900,000 shares;

4. To approve, on an advisory basis, the compensation of our named executive officers; and

5. To transact any other business as may properly come before the meeting and any adjournments or postponements thereof.

Q: How many votes can I cast?

A: Holders of shares of our Common Stock as of April 15, 2014 are entitled to one vote per share on all proposals considered at the annual meeting. In the election of directors, you may cumulate your votes.

Q: What is cumulative voting?

A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected.  You may then cast the whole number of votes for one candidate or distribute them among any two or more candidates in any proportion.  Unless you indicate otherwise on the proxy card, Ralph E. Faison and Julie J. Panigrahi, the proxies, will be able to vote cumulatively for the election of directors.  If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting prior to voting.  Cumulative voting applies only to the election of directors.

Q: How do I vote?

A: You may vote by telephone, over the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided.  If you are a registered stockholder or have a legal proxy from your custodian, you may vote in person at the meeting.

Q: How do I vote if I hold shares in the Pulse Electronics 401(k) plan?

A: If you are a participant in our 401(k) plan, the enclosed proxy card will serve to direct Fidelity Management Trust Company, as trustee of our 401(k) plan, how to vote the shares of our Common Stock attributable to your individual account.  Fidelity will vote shares as instructed by participants. If you do not provide voting directions to Fidelity by 5 p.m. Eastern Time on  June 5, 2014, the shares attributable to your account will not be voted.

Q:  What vote is necessary to approve each of the proposals?

A: For the election of directors in proposal 1, each director will be elected by the vote of the majority of votes cast with respect to that director nominee, unless the election of directors is contested. A majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “withheld” that director nominee. If the election of directors is contested, the director nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected (a plurality vote). We believe the election of directors at the meeting will not be contested.

Approval of proposals 2 and 3 require the affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the annual meeting and entitled to vote, assuming a quorum is present.

For proposal 4, our stockholders will have an advisory vote.  Because the vote is advisory, it will not be binding on our Board. However, the Board and the Compensation Committee will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.

Q:  Are proxy materials available on the Internet?

A: Yes. Please see the notice below:

Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on June 6, 2014.

Our Proxy Statement and 2013 Annual Report are available at
http://www.cfpproxy.com/7777

Q: How will the proxies be voted?

A: Proxies signed and received in time will be voted in accordance with your directions.  Unless otherwise directed, the shares will be voted for the election of the nominated directors recommended by the Board, for the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ended December 26, 2014, for approval of the amendment of the Pulse Electronics Corporation 2012 Plan and for the vote, on an advisory basis, on the compensation of our named executive officers.

The granting of a proxy by return of a signed proxy card or voting instruction card without providing instructions about cumulative voting will give the designated proxy holders discretionary authority to exercise cumulative voting. In exercising cumulative voting, the proxy holders may cast the stockholder’s votes in favor of the election of some or all of the nominees in the discretion of the proxy holders, except that none of the stockholder’s votes will be cast for any nominee the stockholder has given instructions to vote against or abstain from voting. If a stockholder does not wish to grant the proxy holders authority to cumulate the stockholder’s votes in the election of directors, the stockholder must state this objection on the stockholder’s proxy card or voting instruction card, as applicable.

If you later wish to revoke your proxy, you may do so by notifying our Corporate Secretary in writing prior to the vote at the meeting.  If you timely revoke your proxy by notifying our Corporate Secretary in writing, you can still vote in person at the meeting.

Q: What constitutes a quorum?

A: The holders of a majority of our outstanding shares entitled to vote, present in person or by proxy, represent a quorum for the conduct of business at the annual meeting.  Abstentions are counted as present for establishing a quorum so long as the stockholder has executed a valid proxy or is physically present at the meeting.

Q: What is the impact of broker non-votes and abstentions?

A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter.  Under the New York Stock Exchange (“NYSE”) rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.  Abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors because only the number of votes cast is relevant.  We believe that Proposals 1, 3 and 4 are non-routine matters under NYSE rules and brokers will not have discretionary authority, and that Proposal 2, the ratification of our independent registered public accounting firm is a routine matter.  Accordingly, if an account holder does not provide its broker with voting instructions, a broker non-vote will occur on the Proposals 1, 3 and 4.

Q: How many shares are outstanding?

A: There are 17,217,690 shares of Common Stock entitled to vote at the annual meeting.  This was the number of shares outstanding on April 15, 2014.

Q: Who pays for soliciting the proxies?

A: We will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement.  We may solicit proxies by mail, over the Internet, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

DISCUSSION OF MATTERS FOR VOTING

Proposal 1 — Election of Directors

Our Board is elected each year at the Annual Meeting of Stockholders.  The Board currently consists of nine directors.  Upon the recommendation of the Governance Committee, five of the current directors have been nominated by the Board for election at the Annual Meeting and each nominee has decided to stand for election. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or unwilling to serve as a director.  If any of the nominees listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee.

Our Bylaws provide that at the 2014 Annual Meeting, the terms of all directors previously elected shall expire and all successors shall be elected to serve one-year terms.  Therefore, each director elected at the Annual Meeting will serve until our 2015 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.  There is no limit to the number of terms that a director may serve.  In order to be elected, a nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections, which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee.   If an incumbent director receives more “withheld” than “for” votes, he is expected to tender his resignation.  The Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation.  This practice is discussed further under the section entitled “Board Policies and Procedures.” The Board has approved the following persons as nominees for election at this meeting.

•	Steven G. Grane

•	Ralph E. Faison

•	David W. Heinzmann

•	John E. Major

•	Gary E. Sutton

•	Robert E. Switz

•	KajVazales

For more information on each of the nominees for director, including his biographical information, please see page 17 below.

Pursuant to the Investment Agreement we entered into with Oaktree Capital Management, L.P. (such affiliates of such investment funds collectively, “Oaktree”), Oaktree has a contractual right to nominate no less than a majority of the directors to serve on our Board for so long as they own at least a majority of the shares of our Common Stock they received as part of our recapitalization transaction and  the conversion of our Series A Preferred stock.  Oaktree suggested each of David W. Heinzmann and Robert E. Switz to our Board’s Governance Committee as a director candidate.   Both of these candidates were vetted by our Board’s Governance Committee and found to be independent and fit for service on our Board.  Our Board expresses its sincere gratitude to our outgoing directors, John E. Burrows, Jr., Justin C. Choi, Michael A. Kreger, and Kenneth Liang, for their service and for consistently providing valuable, advice and insights.

Votes on proxy cards will be cast “FOR” all seven of the nominees for director, unless you indicate otherwise on your proxy card.  However, as noted above, the persons designated as proxies may cumulate their votes.  If any of our nominees are unable or unwilling to serve as director, we may nominate another person in place of him.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” ALL OF THE ABOVE DIRECTOR NOMINEES

Proposal 2 — Ratification of Grant Thornton LLP

The Audit Committee of our Board expects to reappoint the firm of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm, to audit and report on the financial statements of our Company for our fiscal year ending December 26, 2014. Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements, we are submitting the selection of Grant Thornton to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the stockholders do not ratify the appointment, the Board will consider the selection of another independent registered public accounting firm, but is not required to select a different independent registered public accounting firm. If Grant Thornton shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board will appoint another independent registered public accounting firm.

A representative of Grant Thornton is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL 2

Proposal 3 — Approval of the amendment of the 2012 Omnibus Incentive Compensation Plan

Introduction

Our Compensation Committee and our Board believe that in order to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity incentive program. As of April 15, 2014, there were 50,340 shares of our Common Stock available for future grant of stock awards under the 2012 Plan.

Therefore, on April 25, 2014, our Compensation Committee recommended and the Board adopted the amendment (the “Plan Amendment”) to the 2012 Plan, subject to stockholder approval.  The Plan Amendment increases the number of shares of Common Stock available for grant under the 2012 Plan by 900,000 shares .

Our Compensation Committee and the Board, in conjunction with its independent compensation consultant, determined that the increase of the maximum number of shares of our Common Stock available for grant under the 2012 Plan by 900,000 shares provides the Company with flexibility needed to attract and retain talent in the immediate future.

We depend on equity-based incentives to provide the basis for long-term compensation to our employees.  It is important that the 2012 Plan has a sufficient number of shares available to ensure that we can continue to grant equity incentives at levels deemed appropriate by the Compensation Committee and the Board to attract and retain the highly qualified executives and engineers, and to motivate their performance and achievement toward Company goals and milestones.

Instead of seeking approval for a large number of shares at any one time, we believe it preferable to seek approval of fewer shares on a more frequent basis.  We believe that the increase of 900,000 shares available under the 2012 Plan, from 600,000 shares to 1.5 million shares, will be sufficient for our needs in 2014.

Stockholders are being asked to approve the Plan Amendment.

The Board recommends that you vote FOR approval of the adoption of the Plan Amendment.

Stockholder approval of the Plan Amendment is necessary, among other reasons, to meet the requirements of the New York Stock Exchange, to allow us to grant incentive stock options described in Section 421 of the Internal Revenue Code, of 1986, as amended (the “Code”), and to allow performance-based awards made under the 2012 Plan to our executive officers potentially to be fully deductible by us for federal income tax purposes under Code Section 162(m) if and to the extent the Committee determines that compliance with the performance-based exception to tax deductibility limitations under Code Section 162(m) is desirable.

A full copy of the Plan Amendment is attached as Exhibit A. The material features of the Plan Amendment are summarized below and such summary is qualified in its entirety by reference to the complete text of the 2012 Plan.  Copies of the 2012 Plan were delivered to our stockholders as part of our proxy statement for the 2012 Annual Meeting and may be obtained through the SEC’s website at www.sec.gov.  The 2012 Plan appears as Exhibit E to our definitive proxy statement for the 2012 Annual Meeting, filed with the SEC on April 11, 2012.  The 2012 Plan may also be obtained without charge by requesting a copy by completing an information request form online at http://phx.corporate-ir.net/phoenix.zhtml?c=83040&p=irol-inforeq or via telephone at (858) 674-8100.

Summary of the 2012 Plan

The 2012 Plan is intended to allow selected employees (including officers), non-employee consultants and non-employee directors of our Company or an affiliate of the Company to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, to assist the Company and its affiliates in attracting new employees, officers and consultants and retaining existing employees and consultants, to provide annual cash incentive compensation opportunities that are competitive with those of other peer corporations, to optimize the profitability and growth of the Company and its affiliates through incentives which are consistent with our Company’s goals, to provide such employees and consultants with an incentive for excellence in individual performance, to promote teamwork among employees, consultants and directors, and to attract and retain highly qualified persons to serve as non-employee directors and to promote ownership by such non-employee directors of a greater proprietary interest in the Company, thereby aligning such non-employee directors’ interests more closely with the interests of our stockholders.

Administration

The 2012 Plan will be administered by a committee (the “Committee”) the members of which are appointed by the Board of Directors. If and to the extent that compliance with Rule 16b-3 under the Securities Exchange Act of 1934 or the performance-based exception to tax deductibility limitations under Code Section 162(m) is desirable, the Committee must be comprised of two or more Directors who qualify as “non-employee directors” under Rule 16b-3 and “outside directors” under Code Section 162(m). The Board has appointed the members of the Compensation Committee to serve as the Committee under the 2012 Plan. Subject to the terms of the 2012 Plan, the Committee has full power and discretion to select those persons to whom awards will be granted; to determine the amounts and terms of awards; to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards; to construe and interpret the 2012 Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the 2012 Plan; to make all determinations deemed necessary or advisable for administration of the 2012 Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the 2012 Plan and subject to certain exceptions, to amend, alter or discontinue the 2012 Plan or amend the terms of any award.

The Committee may delegate any or all of its administrative authority to our Chief Executive Officer or to a management committee except with respect to awards to executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 and awards that are intended to comply with the performance-based exception to tax deductibility limitations under Code Section 162(m). In addition, the full Board of Directors must serve as the Committee with respect to any awards to our non-employee directors.

No Option or SAR Repricings Permitted

Notwithstanding the Committee’s powers and authority described above, neither the Board nor the Committee has the authority under the 2012 Plan to reduce the exercise price of any outstanding option or SAR. The prohibition against repricing does do not apply to adjustments the Committee deems necessary to prevent the dilution or enlargement of the benefits provided under such awards, as described more fully under “Offering of Common Stock” below.

Eligibility

The 2012 Plan provides for awards to employees (including officers) and non-employee directors of, and non-employee consultants to, our Company or an affiliate (including potential employees and consultants). Some awards will be provided to officers and others who are deemed by us to be “insiders” for purposes of Section 16 of the Securities Exchange Act of 1934. For purposes of the 2012 Plan, an entity (including a partnership, limited liability Company or joint venture) will be considered our “affiliate” if we, directly or indirectly, own (i) stock possessing more than 50% of the total combined voting power of all outstanding classes of stock of such corporate entity or more than 50% of the total value of all outstanding shares of all classes of stock of such corporate entity or (ii) more than 50% of the profits interest or capital interest in any non-corporate entity.

In addition, the 2012 Plan provides that if our Company acquires another corporation or other entity (an “Acquired Entity”) as a result of a merger or consolidation of the Acquired Entity into our Company or any of our affiliates or as a result of the acquisition of the stock or property of the Acquired Entity by us or any of our affiliates, the Committee may grant awards (“Substitute Awards”) to the current and former employees, consultants and non-employee directors of the Acquired Entity in substitution for options and other stock-based awards granted by the Acquired Entity in order to preserve the economic value of the awards held by the current and former employees and non-employee directors of, and non-employee consultants to, the Acquired Entity immediately prior to its merger or consolidation into, or acquisition by, our Company or any of our affiliates.

Offering of Common Stock

Under the terms of the 2012 Plan, approximately 50,340 shares of our Common Stock are currently available for delivery in settlement of awards (including incentive stock options). The stock delivered to settle awards made under the 2012 Plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the 2012 Plan. If any shares subject to any award granted under the 2012 Plan (other than a Substitute Award) is forfeited or otherwise terminated without delivery of such shares (or if such shares are returned to us due to a forfeiture restriction under such award), the shares subject to such awards will again be available for issuance under the 2012 Plan. However, any shares that are withheld or applied as payment for shares issued upon exercise of an award or for the withholding or payment of taxes due upon exercise of the award will continue to be treated as having been delivered under the 2012 Plan and will not again be available for grant under the 2012 Plan.

At April 15, 2014, the last reported sale price of our Common Stock on the New York Stock Exchange was $3.57 per share.

If a dividend or other distribution (whether in cash, shares of our Common Stock or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of shares or other securities of the Company, or other rights to purchase shares of the Company’s securities or other similar transaction or event affects the Common Stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the 2012 Plan, the Committee will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards (whether or not then outstanding) and the exercise price relating to an award in order to prevent the dilution or enlargement of the benefits (or potential benefits) intended to be made available under the 2012 Plan. The Committee will not make any adjustment to the number of shares underlying any option or SAR or to the exercise price of any such option or SAR if such adjustment would subject the grantee to tax penalties under Section 409A of the Code or would cause such option or SAR (determined as if such option or SAR was an incentive stock option) to violate Section 424(a) of the Code.

In connection with an Acquired Entity’s merger or consolidation into, or acquisition by, our Company or any of our affiliates, the Committee may grant Substitute Awards to current and former employees and non-employee directors of, and non-employee consultants to, the Acquired Entity in substitution of stock or other stock-based awards granted to such individuals by the Acquired Entity in order to preserve the economic value of the awards held by the current and former employees and non-employee directors of, and non-employee consultants to, the Acquired Entity immediately prior to its merger or consolidation into, or acquisition by, our Company or any of our affiliates. Substitute Awards will not count against the overall limit on the number of shares of Common Stock available for issuance under this 2012 Plan nor will they count against the individual annual limits on awards described below.

Individual Annual Limits on Awards

The 2012 Plan, as amended, limits the number of shares that may be issued and the amount of cash that may be paid to any individual pursuant to awards granted in any calendar year to 250,000 shares  In addition, the maximum value of all awards to be settled in cash or property other than our Common Stock that may be granted to any individual in a single calendar year may not exceed $2.5 million for all such Awards with performance periods exceeding 18 months and $1.75 million for all such Awards with performance periods that do not exceed 18 months. These limitations apply to the calendar year in which the awards are granted and not the year in which such awards settle.

Summary of Awards under the 2012 Plan (Including What Rights as a Stockholder, if any, Are Entailed by an Award)

The 2012 Plan permits the granting of any or all of the following types of awards to all grantees:

•	stock options, including incentive stock options (“ISOs”);

•	stock appreciation rights (“SARs”);

•	restricted stock;

•	deferred stock and restricted stock units;

•	performance units and performance shares;

•	dividend equivalents;

•	bonus shares;

•	other stock-based awards; and

•	cash incentive awards.

Generally, awards under the 2012 Plan are granted for no consideration other than prior and future services. Awards granted under the 2012 Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2012 Plan or other plan of ours; provided, however, that if an SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term and the exercise price of the SAR may not be less than the exercise price of the ISO. The material terms of each award will be set forth in a written award agreement between the grantee and us.

Stock Options and SARs.

The Committee is authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of ours or one of our subsidiary corporations). A stock option allows a grantee to purchase a specified number of shares of our Common Stock at a predetermined price per share (the “exercise price”) during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share. The exercise price of an option or an SAR will be determined by the Committee and set forth in the award agreement but the exercise price may not be less than the fair market value of a share of our Common Stock on the grant date. The term of each option or SAR is determined by the Committee and set forth in the award agreement, except that the term may not exceed 10 years. Such awards are exercisable in whole or in part at such time or times as determined by the Committee and set forth in the award agreement. Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), by delivering shares of our Common Stock previously owned by the grantee, or with the approval of the Committee, by delivery of shares of our Common Stock acquired upon the exercise of such option or by delivering restricted shares. The Committee may also permit a grantee to pay the exercise price of an option through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us. Methods of exercise and settlement and other terms of the SARs will be determined by the Committee and set forth in the award agreement.

Restricted Shares.

The Committee may award restricted shares consisting of shares of our Common Stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. A grantee receiving restricted shares will have all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the award agreement. Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

Restricted Stock Units and Deferred Stock.

The Committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of shares of our Common Stock at the end of specified deferral periods or upon the occurrence of a specified event, which satisfies the requirements of Section 409A of the Code. A restricted stock unit award is the grant of a right to receive a specified number of shares of our Common Stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achieved of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will be lapse without the issuance of the shares underlying such award.

Awards of restricted stock units and deferred stock are subject to such limitations as the Committee may impose in the award agreement. Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. The award agreement will provide whether grantees may receive dividend equivalents with respect to restricted stock units or deferred stock, and if so, whether such dividend equivalents are distributed when credited or deemed to be reinvested in additional shares of restricted stock units or deferred stock.

Performance Units.

The Committee may grant performance units, which entitle a grantee to cash or shares conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Committee and reflected in the award agreement. The initial value of a performance unit will be determined by the Committee at the time of grant. The Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares.

The Committee may grant performance shares, which entitle a grantee to a certain number of shares of our Common Stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Committee and reflected in the award agreement. The Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Bonus Shares.

The Committee may grant fully vested shares of our Common Stock as bonus shares on such terms and conditions as specified in the award agreement.

Dividend Equivalents.

The Committee is authorized to grant dividend equivalents which provide a grantee the right to receive payment equal to the dividends paid on a specified number of shares of our Common Stock. Dividend equivalents may be paid directly to grantees or may be deferred for later delivery under the 2012 Plan. If deferred such dividend equivalents may be credited with interest or may be deemed to be invested in shares of our Common Stock or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Cash Incentive Awards.

The Committee may grant cash incentive awards to any eligible person in such amounts and upon such terms, including the achievement of specific performance goals during the applicable performance period, as the Committee may determine. An eligible person may have more than one cash incentive award outstanding at any time. For instance, the Committee may grant an eligible employee one cash incentive award with a calendar year performance period as an annual incentive bonus and a separate cash incentive award with a multi-year performance period as a long-term cash incentive bonus.

The Committee shall establish performance goals applicable to each cash incentive award in its discretion and the amount that will be paid to the grantee pursuant to such cash incentive award if the applicable performance goals for the performance period are met. If an eligible person earns the right to receive a payment with respect to a cash incentive award, such payment will be made in cash in accordance with the terms of the award agreement. If the award agreement does not specify a payment date with respect to a cash incentive award, payment of the cash incentive award will be made no later than the 15th day of the third month following the end of the taxable year of the grantee or our fiscal year during which the performance period ends.

Other Stock-Based Awards.

In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the 2012 Plan authorizes the Committee to grant awards that are valued in whole or in part by reference to or otherwise based on our securities. The Committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards

The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or payable under the 2012 Plan, or as a condition to accelerating the timing of such events.

The performance measure(s) to be used for purposes of any awards (other than stock options or SARs) that are intended to satisfy the “performance based” exception to tax deductibility limitations under Code Section 162(m) will be chosen from among the following: the attainment of a specified fair market value per share of our Common Stock for a specified period of time; earnings per share; earnings per share from continuing operations; total stockholder return; return on assets; return on equity; return on capital; earnings before or after taxes, interest, depreciation, and/or amortization; return on investment; interest expense; cash flow; cash flow from operations; revenues; sales; costs; assets; debt; expenses; inventory turnover; economic value added; cost of capital; operating margin; gross margin; net income before or after taxes; operating earnings either before or after interest expense and either before or after incentives or asset impairments; attainment of cost reduction goals; revenue per customer; customer turnover rate; asset impairments; financing costs; capital expenditures; working capital; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; customer satisfaction, aggregate product price and other product price measures; safety record; service reliability; debt rating; and achievement of business and operational goals, such as market share, new products, and/or business development.

Applicable performance measures may be applied on a pre- or post-tax basis. In addition, the Committee may provide that the formula for such award may include or exclude certain items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

The Committee has the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards which the Committee intends to qualify for the performance-based exception to the tax deduction limitations under Code Section 162(m) may not be adjusted upward unless the Committee intends to amend the award to no longer qualify for the performance-based exception. The Committee retains the discretion in all events to adjust such awards downward.

Payment and Deferral of Awards

Awards may be settled in cash, stock, other awards or other property, in the discretion of the Committee. The Committee may permit grantees to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may establish, which must comply in both form and substance with the requirements of Section 409A of the Code to ensure that the grantee will not be subjected to tax penalties imposed under Section 409A of the Code. The 2012 Plan authorizes the Committee to place shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2012 Plan. The Committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

Transfer Limitations on Awards

Awards granted under the 2012 Plan generally may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. Each award will be exercisable during the grantee’s lifetime only by the grantee or, if permitted under applicable law, by the grantee’s guardian or legal representative. However, transfers of awards to family members (or family trusts or family-controlled partnerships) for estate planning purposes may be permitted in the discretion of the Committee.

Change of Control

If there is a merger or consolidation of us with or into another corporation or a sale of substantially all of  our stock (a “Corporate Transaction”) and the outstanding awards are not assumed by surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), such awards will vest and become non-forfeitable and will be become exercisable and any conditions on such awards will lapse. If an option or SAR becomes exercisable as a result of a Corporate Transaction in which such awards are not assumed or replaced by the surviving company (or its parent company), the Committee may either (i) allow grantees to exercise such outstanding options and SARs within a reasonable period prior to the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all outstanding options and SARs in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price) if the options and SARs were exercised immediately prior to the Corporate Transaction.  If an exercise price of the option or SAR exceeds the fair market value of our Common Stock and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee.

Amendment to and Termination of the 2012 Plan

The 2012 Plan may be amended, altered, suspended, discontinued or terminated by the Board without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our Common Stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2012 Plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of grantees on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

In addition, subject to the terms of the 2012 Plan, no amendment or termination of the 2012 Plan may materially and adversely affect the right of a grantee under any award granted under the 2012 Plan.

Unless earlier terminated by the Board, the 2012 Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on May 17, 2022. The terms of the 2012 Plan shall continue to apply to any awards made prior to the termination of the 2012 Plan until we have no further obligation with respect to any award granted under the 2012 Plan.

Federal Income Tax Consequences

The following discussion summarizes the certain Federal income tax consequences of the 2012 Plan based on current provisions of the Code, which are subject to change. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular grantee based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A or golden parachute excise taxes under Code Section 4999), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.  Because individual circumstances may vary, the Company advises all grantees to consult their own tax advisors concerning the tax implications of awards granted under the 2012 Plan.

Options and SARs. A recipient of a stock option or SAR will not have taxable income upon the grant of the stock option or SAR.  For stock options that are not incentive stock options and for stock appreciation rights, the grantee will recognize ordinary income upon exercise in an amount equal to the value of any cash received, plus the difference between the fair market value of the freely transferable and non-forfeitable shares received by the grantee on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be a long-term or short-term capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the grantee, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the grantee on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the grantee holds the shares for the legally-required period (currently two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the grantee will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

Generally, a company can claim a Federal income tax deduction equal to the amount recognized as ordinary income by a grantee in connection with the exercise of a stock option or SAR, but not relating to a grantee’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the grantee holds the shares for the legally-required period.

Restricted Shares. Unless a grantee makes the election described below, a grant of restricted shares will not result in taxable income to the grantee or a deduction for us in the year of grant. The value of such restricted shares will be taxable to a grantee as ordinary income in the year in which the restrictions lapse. Alternatively, a grantee may elect to treat as income in the year of grant the fair market value of the restricted stock on the date of grant, provided the grantee makes the election within 30 days after the date of such grant. If such an election were made, the grantee would not be allowed to deduct at a later date the amount included as taxable income if the grantee should forfeit the shares of restricted stock. The amount of ordinary income recognized by a grantee is deductible by us in the year such income is recognized by the grantee, provided such amount constitutes reasonable compensation to the grantee. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the grantee as additional compensation in the year received, and we will be allowed a corresponding deduction.

Other Awards. Generally, when a grantee receives payment in settlement of any other award granted under the 2012 Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such grantee, and we will be allowed a corresponding deduction for Federal income tax purposes.

Generally, when a grantee receives payment with respect to dividend equivalents, the amount of cash and the fair market value of any shares or other property received will be ordinary income to such grantee. We will be entitled to a Federal income tax deduction in an amount equal to the amount the grantee includes in income.

If the grantee is an employee or former employee, the amount the grantee recognizes as ordinary income in connection with an award (other than an incentive stock option) is subject to tax withholding.

Limitations on Deductions. Code Section 162(m) limits the Federal income tax deductibility of compensation paid to our chief executive officer and any of our three other most highly compensated executive officers (other than the chief financial officer) serving on the last day of the fiscal year and listed as “named executive officers” in our proxy statement (“covered employees”). The limit is generally $1 million. Compensation that qualifies as performance-based compensation is excluded from the $1 million deductibility cap of Code Section 162(m) and therefore remains fully deductible by us. Stock options and SARs granted under the 2012 Plan will qualify as such performance-based compensation. The Committee may also condition other awards intended to qualify as performance-based compensation upon achievement of pre-established performance goals granted to Company employees whom the Committee expects to be covered employees at the time the compensation is received. Generally, time-vested awards under the 2012 Plan, such as restricted stock and time-vested restricted stock units, will not qualify as performance-based compensation, so that compensation paid to covered employees in connection with such awards, to the extent it and other compensation subject to the Code Section 162(m) deductibility cap exceed $1 million in a given year, may not be deductible by us. A number of requirements must be met in order for particular compensation to qualify as performance-based, including a requirement that the performance measures used to measure performance must be approved by our stockholders. Accordingly, we are seeking stockholder approval of the 2012 Plan to permit awards to comply with the performance-based compensation requirements of Code Section 162(m). However, there can be no assurance that all such compensation under the 2012 Plan will be fully deductible under all circumstances.

Deferred Compensation Under Section 409A of the Code. Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A.  Generally, Code Section 409A imposes accelerated inclusion in income and tax penalties on the recipient of deferred compensation that does not satisfy the requirements of Code Section 409A. Options, SARs and restricted shares granted under the 2012 Plan will typically be exempt from Code Section 409A. Other awards may result in the deferral of compensation.  Awards under the 2012 Plan that may result in the deferral of compensation are intended to be structured to meet applicable requirements under Code Section 409A. Certain grantee elections and the timing of distributions relating to such awards must also meet requirements under Code Section 409A in order for income taxation to be deferred and tax penalties avoided by the grantee upon vesting of the award.

Equity Compensation Plan Information

The following table provides information as of December 27, 2013, the last day of our fiscal year end, regarding shares outstanding and available for issuance under our existing equity compensation plans:

Plan Category	Number of shares to be issued upon exercise of outstanding options, grant of restricted shares or other incentive shares		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	572,245	(1)	$10.04	37,783	(2)
Equity compensation plans not approved by security holders	--
Total	572,245	(1)	$10.04	37,783	(2)

(1)	As of April 15, 2014, such number of shares to be issued upon exercise of outstanding options, grant of restricted shares or other incentive shares is 529,162.

(2)	As of April 15, 2014, such number of securities remaining available for future issuance under equity compensation plans is 50,340.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL 3

Proposal 4—Advisory Vote on the Compensation of our Named Executive Officers

We are providing our stockholders with the opportunity to cast an advisory vote on the compensation of the executive officers named in the summary compensation table of this proxy statement (our “named executive officers” or “NEOs”).  We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program. This resolution is required by Section 14A of the Securities Exchange Act of 1934.  While our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Our goal for the executive compensation program is to attract, motivate and retain a talented and experienced team of executives who will provide leadership for success in increasing the value of our company for stockholders.  We seek to accomplish this goal in a way that rewards performance and is aligned with stockholders’ long-term interests.  We believe that our executive compensation program, which emphasizes performance-based compensation, achieves this goal and is strongly aligned with the long-term interests of our stockholders.

Each of the named executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team. We believe the compensation program for the named executive officers is instrumental in helping us achieve strong financial performance. We request stockholder approval of the compensation for our named executive officers as disclosed according to the SEC’s compensation disclosure rules.  This disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables.

The Board recommends a vote “FOR” adoption of the following advisory resolution:

“RESOLVED, that the stockholders of Pulse Electronics Corporation approve the compensation of our named executive officers as disclosed in this Proxy Statement, including the compensation tables and the related discussion.”

The Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Consistent with the voting results of our “Say-on-Pay Frequency” proposal at our 2011 Annual Meeting, we hold “Say-on-Pay” votes on an annual basis, such that the next “Say-on-Pay” vote following the 2014 Annual Meeting of Stockholders will be presented at the 2015 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL 4

Proposal 5 — Other Business

The Board does not know of any other matters to come before the meeting. However, if additional matters are presented at the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK

The following table describes persons we know to have beneficial ownership of more than 5% of our Common Stock at April 15, 2014.  Our knowledge is based on reports filed with the Securities and Exchange Commission by each person or entity listed below.  Beneficial ownership refers to shares of Common Stock that are held directly or indirectly by the owner.

Name and Address	Amount and Nature	Percent
of Beneficial Owner	of Beneficial Ownership	of Class
OCM PE Holdings, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	12,065,441(1)	69.8%

(1)           Of the 12,065,441 shares reported as beneficially owned by OCM PE Holdings, L.P., it has both sole voting power and sole dispositive power over all 12,065,441 shares, which includes 65,855 shares issuable upon exercise of common stock purchase warrants held by OCM PE Holdings, L.P. This information is based on a Schedule 13D/A filed on February 25, 2014.

STOCK OWNED BY DIRECTORS AND OFFICERS

The following table describes the beneficial ownership of Common Stock by each of our named executive officers, directors and nominees, and our named executive officers and directors as a group, at April 15, 2014:

Name	Common Stock (1)		Common Stock Equivalents (2)	Total Beneficial Ownership		Percent of Class
Alan H. Benjamin	33,327	(3)	11,061	44,388		*
John E. Burrows, Jr.	16,593	(4)	-	16,593		*
Justin C. Choi	9,583	(4)	-	9,583		*
Steven G. Crane	13,222	(4)	-	13,222		*
John R. D. Dickson	20,095	(4)	2,469	22,564		*
Ralph E. Faison	158,261	(4)	21,494	179,755		1.0%
David W. Heinzmann	-		-	-
Michael A. Kreger	12,065,441	(5)	-	12,065,441	(5)	69.8%
Kenneth Liang	12,065,441	(6)	-	12,065,441	(6)	69.8%
John E. Major	5,000		-	5,000		*
Gary E. Sutton	16,000		-	16,000		*
Robert E. Switz	-		-	-		*
Kaj Vazales	12,065,441	(7)	-	12,065,441	(7)	69.8%
Directors, nominees and executive officers as a group (14 people)	12,353,756		35,998	12,389,754		71.7%

*	Less than one percent (1%).

(1)	Includes shares with restrictions and forfeiture risks under our restricted stock plan. Owners of restricted stock have the same voting and dividend rights as our other stockholders except they do not have the right to sell or transfer the shares until the applicable restricted period has ended. This calculation, however, does not include unvested Restricted Stock Units (“RSUs”) granted to our directors under our Policy that do not have voting and dividend rights.

(2)	Common Stock Equivalents include shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after April 15, 2014 held by each person named above.

(3)	Includes shares directly owned and shares owned by a trust of which Mr. Benjamin is a trustee.

(4)	All shares are directly owned by the officer or director.

(5)	Consists of 12,065,441 shares reported as beneficially owned by OCM PE Holdings, L.P. Mr. Kreger disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6)	Consists of 12,065,441 shares reported as beneficially owned by OCM PE Holdings, L.P. Mr. Liang disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(7)	Consists of 12,065,441 shares reported as beneficially owned by OCM PE Holdings, L.P. Mr. Vazales disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors, Nominees and Executive Officers

The following table describes each person nominated for election to the Board and each executive officer.  Our executive officers are appointed to their offices annually.

Name	Age(1)	Position
Alan H. Benjamin	54	Senior Vice President and Chief Operating Officer
Michael C. Bond	57	Senior Vice President and Chief Financial Officer
Steven G. Crane	57	Director (nominee)
John R. D. Dickson	59	Senior Vice President, Human Resources and Chief Information Officer
Ralph E. Faison	55	President, Chief Executive Officer and Chairman (nominee)
David W. Heinzmann John E. Major	50 68	Director (nominee) Director (nominee)
Gary E. Sutton	71	Director (nominee)
Robert E. Switz	67	Director (nominee)
KajVazales	35	Director (nominee)

(1) As of April 1, 2014.

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person that would provide for the other person to become an officer or director.

Background and Qualifications of Officers and Nominees

Alan H. Benjamin has served as Chief Operating Officer since February 2011 and as our Senior Vice President since May 2008. Mr. Benjamin was President of our subsidiary Pulse Electronics, Inc. (formerly Pulse Engineering, Inc.) from March 2008 until August 2010. He was Chief Operating Officer of Pulse Electronics, Inc. from January 2007 until March 2008, Senior Vice President from 2005 until 2007, and Vice President from 1998 until 2005. Prior to joining Pulse, Mr. Benjamin worked in various marketing, sales and engineering positions for Hewlett-Packard and Pacific Data Products. He holds a Bachelor of Science degree in Electrical Engineering from Duke University and is a graduate of Harvard’s Advanced Management Program.

Michael C. Bond has served as Senior Vice President and Chief Financial Officer since November 2013.  Mr. Bond was Vice President and Treasurer of Pulse from August 2013 to November 2013 and was Treasurer from October 1, 2012 to August 2013.  From September 2011 to October 2012, Mr. Bond was a consultant for Pulse.  Prior to joining Pulse, Mr. Bond was Senior Consultant and Principal at Clear Strategic Solutions, Inc., Head of Corporate Development and Mergers and Acquisitions at Lucent Technologies, Avaya Inc. and at AT&T. Prior to that, Mr. Bond has also held the positions of Senior Auditor at Deloitte, and Corporate Controller and VP of Finance at Brookwood Companies, Inc. and at Bellweather, Inc.  He holds a Bachelor of Science degree in Accounting from Lynchburg College.

Steven G. Crane has served as a director of our company since May 2010.  He is the Chief Financial Officer of ModusLink Global Solutions, Inc., a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies. From 1999 to 2007, he was with Interactive Data Corporation, most recently as subsidiary President, FT Interactive Data from 2006 to 2007 and, prior to that, as its Chief Financial Officer responsible for all aspects of the company’s financial functions from 1999 to 2006.  He holds a Masters of International Management degree from the Thunderbird Graduate School of International Management and a B.S. in mechanical engineering from Tulane University.

As the Chief Financial Officer of ModusLink, Mr. Crane has the experience of leading the financial management of a global public company, and he understands the challenges of managing complex global organizations. Having been president of a company, he also brings leadership and operational expertise to our Board.  Mr. Crane is valuable to our Board due to his depth of financial experience and leadership background.

John R. D. Dickson has served as Senior Vice President and Chief Information Officer of Pulse Electronics Corporation since March 2011. Prior to joining Pulse, Mr. Dickson served as Senior Vice President and Chief Information Officer of Andrew Corporation and held numerous management positions in engineering, business development, and sales and marketing, as well as business unit management and operations. Prior to joining Andrew Corporation in 1975, he was employed by Ferranti Electronics as a radar antenna design engineer. He holds a Higher National Diploma in physics from Napier University, Edinburgh, Scotland.

Ralph E. Faison has served as our Chief Executive Officer since January 2011 and became Chairman of our Board in March 2011. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and manufacturer of communications equipment and systems.  From June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as a Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, he served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was vice president of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997 he was vice president of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as vice president and general manager of AT&T’s wireless business unit and manufacturing vice president for its consumer products unit in Bangkok, Thailand.  He is a current member of the Board of Directors of NETGEAR, Inc. and BLINQ Networks. Mr. Faison received a B.B.A. degree in marketing from Georgia State University and a M.S. degree in management as a Sloan Fellow from Stanford University.

As the only management representative on the Board, Mr. Faison provides an insider’s perspective about the business and on the strategic direction of the company to Board discussions. He also brings to the Board strong executive leadership and management vision, as well as public company board experience.

David W. Heinzmann is the Chief Operating Officer of Littelfuse, Inc., a leading circuit protection company.  From September 2007 to January 2014, Mr. Heinzmann served as Vice President, Global Operations of Littelfuse.  From 2004 to 2007, Mr. Heinzmann served as Vice President and General Manager, Automotive Business Unit of Littelfuse, and from 2000 to 2003, he served as Director of Global Operations for the electronics Business Unit of Littelfuse.  From 1985 to 2000, Mr. Heinzmann held various positions at Littelfuse, including as a Manufacturing Manager, Quality Manager, Plant Manager and Product Development Manager.

As the Chief Operating Officer of Littelfuse, Mr. Heinzmann has the experience of leading the operations  of a global public company, and he understands the challenges of managing complex global organizations. Having been chief operating officer of a company, he also brings leadership and operational expertise to our Board.

John E. Major has served as director of our company since May 2013.  He is the President of MTSG, a strategic consulting and investment company. Previously, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Mr. Major led Novatel’s successful IPO in November 2000. He has also served in executive level positions at Qualcomm, including President of its Wireless Infrastructure Division. Prior to that, Mr. Major held various positions at Motorola, Inc., including Senior Vice President and Chief Technology Officer. Mr. Major currently serves as lead director of the board of  Broadcom Corporation and as a director of Littelfuse, Inc., Lennox International, Inc. and ORBCOMM Inc. Mr. Major received a B.S. in mechanical and aerospace engineering from the University of Rochester, an M.S. in mechanical engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University.

Mr. Major brings to the Board his invaluable experience in a range of areas, including his senior management leadership at both large and startup technology companies, as well as his drive for innovation, as evidenced by his achievements at Novetel Wireless, Qualcomm and Motorola. Mr. Major also brings considerable directorial, financial and governance experience to the Board, currently serving on the boards of directors and several board committees of Littelfuse, Inc., Lennox International, Inc., Broadcom Corporation and ORBCOMM Inc.

Gary E. Sutton has served as director of our company since May 2013.  He is the Chairman of the Board and Chief Executive Officer of SSI, Inc. and Clear Brook Industrial Park.  He is currently a Director of LightSource Renewables, LLC and Social Fabric. He was a Director of Websense Inc., a NASDAQ company, until its acquisition in 2013.  Mr. Sutton also served as a director and interim Chief Executive Officer of IQinVision, Inc.  Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, Chief Executive Officer and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was Chairman of Knight Protective Industries, a security systems provider. Mr. Sutton was also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. He holds a B.S. from Iowa State University.

Mr. Sutton’s status as a nationally recognized author and top-rated speaker regarding organizational strategies will provide the Board with continuing insight into the best operational and management practices of publicly traded companies. Also, Mr. Sutton is an active investor in start-up enterprises which will provide the Board perspective on emerging areas in the technology industry.  In addition to his extensive experience as an executive and director of technology and electronics companies, Mr. Sutton was also a leading columnist for Directors and Boards magazine for six years.

Robert E. Switz served as president and chief executive officer of ADC Telecommunications Inc., a supplier of broadband network equipment and software, from August 2003 until its acquisition by Tyco Electronics Corp. (now TE Connectivity Ltd.) in December 2010. From 1994 until August 2003, he served in various senior management positions at ADC, including chief financial officer, executive vice president and senior vice president.  Mr. Switz was appointed a director of ADC in August 2003 and was appointed chairman of the board in June 2008. Throughout his ADC career, he held leadership responsibilities for numerous functions including strategic planning, business development, corporate technology, marketing communications, sales operations and information systems. Prior to ADC, Mr. Switz was employed by Burr-Brown Corp., a manufacturer of precision microelectronics, most recently as vice president, CFO and director, ventures and systems business.  Mr. Switz received recognition as a finalist in American Business Awards for Best Executive in 2004 through 2008 and Best Turnaround Executive in 2005 through 2008.  In 1999, he was a recipient of the CFO Excellence award from CFO magazine. He currently serves on the boards of directors of Broadcom Corporation, Leap Wireless International, Inc., GT Advanced Techonologies, Inc. and Micron Technology Inc., where he serves as chairman of the board.  Mr. Switz received a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport.

Mr. Switz’s extensive operations, finance and international experience provide him with a keen understanding of our operations and make him a valuable contributor to the Board.  Having served as President and Chief Executive Officer of ADC Telecommunications, Inc., Mr. Switz offers a wealth of management experience and business understanding and front-line exposure to many of the issues facing public companies.  Mr. Switz also brings considerable directorial and governance experience to the Board through his past service on the board of directors of ADC Telecommunications, Inc., and his current service on the boards of directors of Broadcom Corporation, Leap Wireless International, Inc., GT Advanced Technologies, Inc., Micron Technology, Inc., where he serves as Chairman of the Board, and Cyan Inc.

KajVazales has served as our director since February 2014. Since 2007, Mr. Vazales has served as Senior Vice President of Oaktree Capital Management, L.P., a global asset management firm. Prior to joining Oaktree, Mr. Vazales served for two years as an Analyst in the Financial Restructuring Group at Houlihan Lokey Howard & Zukin.  He completed Level I of the C.F.A. program. Mr. Vazales has an A.B. degree in Economics cum laude from the Harvard University.

Mr. Vazales brings to the Board his extensive business and investment experience.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website: www.pulseelectronics.com.  They are also available in print to any stockholder who requests them. Our Code of Business Conduct is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.

Independent Directors

Our Corporate Governance Guidelines provide that a majority of our directors must be independent.  In determining the independence of our directors, our Board has adopted the NYSE’s tests for independence as provided in the NYSE listing standards. With respect to our current directors, Messrs. Burrows, Choi, Crane, Major, and Sutton are independent within the NYSE's definition of director independence. With respect to our director nominees, Messrs. Crane, Heinzmann, Major, Sutton and Switz are independent within the NYSE's definition of director independence.

Board Policies and Procedures

We have adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize Pulse’s value to you as stockholders. These policies include stock ownership guidelines for directors.  To further demonstrate director interest in, and commitment to our company, our Compensation Committee approved the Executive and Director Stock Ownership Guidelines on December 16, 2011. The Guidelines are expressed as a multiple of base salary or a director’s annual retainer. Currently, a non-employee Board member’s requirement is fixed at five times his annual retainer, but the committee will periodically update the multiple levels for changes in salary/retainer and stock price. Until the applicable guideline is achieved, the director is required to retain an amount equal to 50% of the net shares received as a result of the exercise of Pulse stock options or the vesting of stock grants. Because directors must retain a percentage of shares resulting from any exercise of Pulse stock options or the vesting of stock until they achieve the specified guidelines, there is no minimum time period required to achieve the guidelines. Failure to meet or, in the absence of unique circumstances, to show progress toward meeting the stock ownership requirements may result in a reduction in future long-term incentive equity grants and/or payment of future annual and/or long-term cash incentive payouts in the form of stock.  The full text of the Executive and Director Stock Ownership Guidelines can be found on our website at www.pulseelectronics.com/governance.

Certain Relationships and Related Transactions

Under our Code of Business Conduct, conflicts of interest and/or self-dealing between any employee and our company are prohibited.  Therefore, no employee may have a financial interest (as defined in this policy) in any transaction in which we are involved.  In addition, no employee may retain for him or herself an opportunity that is available to our company.  Any such financial interest must be disclosed to our Ethics Officer and any conflict of interest, self-dealing or corporate opportunity involving an employee must be disclosed to our Audit Committee or Chief Executive Officer who will, in turn, bring this matter to the attention of the Audit Committee of our Board.  A conflict of interest, self-dealing or personal use of a corporate opportunity may be waived only by our Board and any such waiver will be promptly disclosed to our stockholders, in accordance with applicable laws.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Burrows and Mr. Choi.  No member of the 2013 Compensation Committee has been an officer or employee of Pulse or any of our subsidiaries at any time. None of our senior executives serves as a member of the board of directors or compensation committee of any other company that has one or more senior executives serving as a member of our Board or our Compensation Committee.

Board Meetings

The Board held six meetings in 2013, including regularly scheduled and special meetings. No director attended fewer than 75% of the total Board meetings and committee meetings of which the director was a member during the period that he served.

Board Leadership Structure

We do not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board.  Mr. Faison now holds both of these positions.  Our Corporate Governance Guidelines provide that at each meeting of the Board, time will be set aside for independent directors to meet separately from management.  Mr. Burrows presides over and is the lead director at all executive sessions of non-management directors. Our Board believes that this structure provides the most efficient and effective leadership model while also providing effective oversight of our company.  We believe that having a Chief Executive Officer/Chairman with extensive knowledge of our company gained through his day-to-day role in our operations enhances his ability to interact with both the Board and management and to communicate and implement business strategies developed with their guidance.  In the Board’s view, its current structure, which includes a lead independent director and, assuming that the nominees are all elected, six independent directors out of a total of seven directors, provides effective oversight of risk management and corporate governance issues.

Communications with the Board

The Board has implemented a process for stockholders and interested parties to send written, oral or e-mail communications to the non-management directors or the Audit Committee of the Board in an anonymous fashion. This process is further described on our website: www.pulseelectronics.com.

Director Attendance at Annual Meetings

While we do not have a formal policy regarding attendance by members of the Board at our annual meeting, we have always strongly encouraged our directors to attend our annual meeting and will continue to do so. In 2013, all of our directors attended our annual meeting of stockholders in person or by telephone.

Committees

Our Board has three standing committees: audit, compensation and governance. The Board has determined that each director who serves on these committees is independent, as defined in applicable NYSE listing standards and SEC rules. The current members of each committee are:

Audit	Compensation	Governance
Steve G. Crane, Chairman	John E. Burrows, Jr.	Justin C. Choi, Chairman
John E. Major	Justin Choi	John E. Burrows, Jr.
Gary E. Sutton		John E. Major

The responsibilities of each committee are set forth in its respective written charter.  Each committee has a written charter, as approved by our Board, and each charter is available in print to any stockholder who requests them and may be found on our website: www.pulseelectronics.com.  The material responsibilities of each committee are summarized below.

Compensation Committee

The Compensation Committee

•	manages the formal process by which the Board determines our Chief Executive Officer’s annual and long-term equity compensation;

•	determines the salary and short term incentive compensation of our Chief Executive Officer and submits the recommended amounts and determination criteria to the Board for approval;

•	prepares and distributes to the Board, a “tally sheet” including all elements of CEO compensation and benefits for the current year as well as two previous years;

•	evaluates all components of executive officer compensation to ensure they are competitive, are aligned with our objectives and are properly structured to recruit, retain, incentivize and reward performance;

•	approves new executive compensation plans and recommends action to the Board;

•	approves any changes in executive compensation plans, policies, metrics and standards;

•	reviews payouts and distribution of all cash and equity-based compensation plans for executives in the incentive compensation plan;

•	reviews the fees of independent directors and submits recommendations to the full Board for approval;

•	for key executives, other than our Chief Executive Officer, evaluates and ensures that management development and succession plans, programs and processes are in place;

•	retains and terminates compensation consultants or other outside advisors as it deems necessary or appropriate for the purpose of assisting the committee in the evaluation of director, CEO or senior executive compensation; and

•	establishes annual goals and objectives for the committee and performs an annual self-evaluation of the performance of the committee.

During 2013, the Compensation Committee held three meetings.

Relationship Between Compensation Committee and Independent Compensation Consultant

The Compensation Committee's independent compensation consultant during the 2013 fiscal year was Compensation Strategies, Inc. ("Compensation Strategies").  Compensation Strategies is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to retain or terminate Compensation Strategies and to approve fee arrangements for work performed by Compensation Strategies.  Compensation Strategies assists the Compensation Committee in fulfilling its responsibilities under the Committee's charter, including advising on executive compensation packages and plans as well as Board compensation.  The Compensation Committee has authorized Compensation Strategies to work directly with certain of our executive officers, as needed in connection with advising the Compensation Committee, and Compensation Strategies participates in discussions with our management team and, when applicable, the Compensation's outside legal counsel on matters being brought to the Compensation Committee for consideration.

It is the Compensation Committee's policy that the Chair of the Compensation Committee or the full Compensation Committee pre-approve any additional services provided to our executives by Compensation Strategies.   In the 2013 fiscal year, Compensation Strategies only provided services to the Compensation Committee and did not provide any services to our management team.  The Compensation Committee has assessed the independence of Compensation Strategies pursuant to SEC rules and concluded that Compensation Strategies' work for the Compensation Committee does not raise any conflict of interest.

Governance Committee

The Governance Committee

•	develops, with the Board, the annual Board objectives and ensures that each Board committee has annual objectives;

•	conducts an annual review, with full Board input, of performance against the Board objectives and ensures that each Board committee reports its performance to the Board;

•	conducts the director self evaluation process;

•	identifies and recommends to the Board qualified individuals to serve as directors. The Governance Committee has the authority to engage, as needed, search firms and to approve fees and terms as appropriate;

•	recommends nominees to the stockholders, consistent with our bylaws, for election as directors;

•	recommends an appropriate on-boarding process for new directors and recommends appropriate opportunities for director continuing education;

•	periodically reviews, with the Chairman, the meeting frequency, structure and membership of the Board and Board committees;

•	facilitates full Board involvement in Chief Executive Officer and key executive succession plans by developing and managing the process;

•	considers and reports to the Board on emerging and relevant issues and trends in corporate governance and makes recommendations as appropriate; and

•	periodically reviews, with the Chairman, our governance guidelines and policies to ensure they meet our needs and are compliant with all material regulations.

During 2013, the Governance Committee held three meetings.

The Governance Committee selects nominees to the Board whom it believes have skills, background and experience that can be of assistance to management in guiding our business.  The committee believes that members of the Board should have experience sets and skills largely complementary to one another.  In filling Board openings, the committee has sometimes engaged an independent search firm to assist in identifying candidates with the requisite skills required of a Board member in general as well as any specific skills believed to be required of an individual given our strategic plans.  While we do not have a written policy for Board membership, our Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.  These considerations are discussed by the Governance Committee in connection with the general qualifications of each potential nominee.

The committee, together with the Board, is responsible for evaluating overall Board performance.  The Board typically conducts an annual formal evaluation of its performance and goals attainment. The Governance Committee determines the process for this evaluation.

The committee will consider nominees recommended by a stockholder, but always reserves the right not to accept nominations that do not represent the best interests of stockholders.  A stockholder may nominate individuals to serve as directors at the annual meeting by complying with the advance notice provisions in our Amended and Restated Bylaws.

Pursuant to the Investment Agreement we entered into with Oaktree, Oaktree has a contractual right to nominate no less than a majority of the directors to serve on our Board for so long as they own at least a majority of the shares of our Common Stock they received as part of our recapitalization transaction and  the conversion of our Series A Preferred stock.  Oaktree suggested each of David W. Heinzmann and Robert E. Switz to our Board’s Governance Committee as a director candidate.  Both of these candidates were vetted by our Board’s Governance Committee and found to be independent and fit for service on our Board.  Our Board expresses its sincere gratitude to our outgoing directors, John E. Burrows, Jr., Justin C. Choi, Michael A. Kreger, and Kenneth Liang, for their service and for consistently providing valuable advice and insights.

Audit Committee

The Audit Committee

•	reviews the financial reporting process to ensure the integrity of our consolidated financial statements, including, without limitation, review of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission;

•	evaluates the independent registered public accountant’s qualifications and independence;

•	evaluates the performance of our internal audit function and independent registered public accountants;

•	assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment; and

•	reviews the processes to monitor compliance with laws and regulations and our Code of Business Conduct.

The committee has separate regularly scheduled executive sessions with our independent registered public accountants, senior management and Internal Auditor.  During 2013, the Audit Committee held seven meetings.

In accordance with NYSE requirements, our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board, including the impact of risk on our financial position and the adequacy of our risk-related internal controls.  The Audit Committee receives regular reports from management regarding our assessment of risks.  The Audit Committee reports to the full Board, which also considers our risk profile.  The full Board focuses on the most significant risks facing us and our risk management strategies for these issues.  The Board endeavors to match these identified risks to the overall level of risk management, which the Board deems appropriate from time to time. While the Board oversees our risk management strategies, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company.

Our Board has determined that Mr. Crane qualifies as audit committee financial experts and meets the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K and are independent, as defined by the NYSE listing standards. This conclusion is based upon his background and experience.  Mr. Crane has been Chief Financial Officer of a global public company. Each maintains a broad and deep current working knowledge of the application of current accounting literature and practices in a business of the type and complexity of that of our company.

Audit Committee Report

Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. Grant Thornton LLP is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to assist the Board in its oversight of our consolidated financial statements.

The Audit Committee provided oversight on the progress and results of our testing of internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting, our process for legal and regulatory compliance, fees paid to our independent auditors and other matters.

In fulfilling the above responsibilities, the Audit Committee of the Board has:

1.  reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 27, 2013 with our management;

2.  discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.  received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as the same were in effect on the date of our consolidated financial statements; and discussed with our independent registered public accountants their independence.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 27, 2013 be included in Pulse Electronics Corporation’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

Members of the Audit Committee

Steven G. Crane, Chairman
John E. Major
Gary E. Sutton

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to, or earned by, each of the named executive officers (NEOs) for the fiscal years ended December 27, 2013 and December 28, 2012.  The employment agreements we have with our NEOs are discussed in further detail under the heading "Executive Employment Arrangements."

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($) (6)	Total ($)

Ralph E. Faison,	2013	$585,000	--	346,442	346,442	$246,415	--	$18,294	$1,542,593
President and Chief	2012	$585,000	--	--	--	--	--	$55,338	$640,338
Executive Officer

Alan H. Benjamin,	2013	320,707	--	80,058	80,062	68,333	--	16,197	565,357
Senior Vice President	2012	321,955	--	--	--	--	--	19,950	341,905

John R. D. Dickson,	2013	224,998	--	55,518	55,522	47,387	--	10,361	393,786
Senior Vice President,	2012	219,806	--	--	--	--	--	15,509	235,315
Chief Information
Officer and HR

Drew A. Moyer, Former	2013	307,413	--	103,960	103,960	--	(58,138)	56,566	513,761
Senior Vice President, Chief Financial Officer	2012	320,064	--	--	--	--	73,297	34,664	428,025

(1) The 2012 and 2013 salaries of each of our executive officers reflect a 10% reduction from the base salary agreed upon in their individual employment arrangements. This reduction in base salary was taken voluntarily by each of our executive officers effective July 1, 2011.

(2) The grant date fair value of all stock awards has been calculated in accordance with applicable financial accounting standards. Except as otherwise indicated, these amounts reflect the fair market value (closing price of our shares of Common Stock on the NYSE on the date of grant) of the shares of Common Stock granted to our NEOs.

With respect to Mr. Faison, the 2013 amount reflects the value of 91,169 shares granted on May 17, 2013 when our stock closed at $3.80 per share.

With respect to Mr. Benjamin, the 2013 amount reflects the value of 21,068 shares granted on May 17, 2013 when our stock closed at $3.80 per share.

With respect to Mr. Dickson, the 2013 amount reflects the value of 14,610 shares granted on May 17, 2013 when our stock closed at $3.80 per share.

With respect to Mr. Moyer, the 2013 amount reflects the value of 6,494 shares granted on May 15, 2013 when our stock closed at $3.80 per share plus 20,864 shares granted on May 17, 2013 when our stock closed at $3.80 per share.

(3) This amount represents the grant date fair value of stock options calculated using the provisions of ASC 718 except that no estimates of forfeitures have been taken into account.  See note 12 to the notes to consolidated financial statements set forth in Pulse Electronics Corporation’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013 for the assumptions made in determining ASC 718 grant date fair values.

(4) For Messrs. Faison, Benjamin and Dickson, the 2013 amount reflects cash incentive awards that have been earned but not yet been paid.

(5) These amounts reflect the actuarial increase in the present value of the participating named executive officers’ benefits under our qualified Retirement Plan.  For Mr. Moyer, there was a decrease of $58,138 and an increase of $73,297 for 2012. The assumptions used to calculate the actuarial present values were the same as those used to measure the liabilities for the financial disclosures for the retirement plans as of each year-end, with the exception of the pre-retirement decrements and assumed retirement age.  Pre-retirement decrements were not used for the purpose of these calculations.  The discount rate used for the calculations was 4.10% as of December 31, 2012, and 4.90% as of December 31, 2013.  The mortality table used was the RP 2000 table projected to 2020 for the years ending December 31, 2012 and December 31, 2013, with blended rates for white/blue collar and active/retired participants, sex distinct.  Calculations were completed at the participant’s earliest unreduced retirement age based on the participant’s eligibility as of December 31, 2012 and December 31, 2013, respectively.  No named executive officer received preferential or above-market earnings on deferred compensation.

(6) For Mr. Faison, the 2013 amount consists of (i) a matching contribution of $17,500 for the Pulse 401(k) plan and (ii) payment of a $794 life insurance premium.  The 2012 amount consists of (i) a matching contribution of $17,000 for the Pulse 401(k) plan, (ii) payment of a $738 life insurance premium, and (iii) a contribution of $37,600 under the Supplemental Savings Plan.

For Mr. Benjamin, the 2013 amount consists of (i) a matching contribution of $15,532 for the Pulse 401(k) plan and (ii) payment of a $665 life insurance premium.  The 2012 amount consists of (i) a matching contribution of $17,000 for the Pulse 401(k) plan, (ii) payment of a $633 life insurance premium, and (iii) a contribution of $ 2,317 to the Supplemental Savings Plan.

For Mr. Dickson, the 2013 amount consists of (i) a matching contribution of $9,294 to the Pulse 401(k) plan and (ii) payment of a $1,067 life insurance premium.  The 2012 amount consists of (i) a matching contribution of $13,344 to the Pulse 401(k) plan and (ii) payment of a $2,615 life insurance premium.

For Mr. Moyer, the 2013 amount consists of (i) a matching contribution of $10,380 for the Pulse 401(k) plan, (ii) payment of a $361 life insurance premium, and (iii) approximately $45,825 for the tax related to an automobile.  The 2012 amount consists of (i) a matching contribution of $17,000 for the Pulse 401(k) plan, (ii) payment of a $386 life insurance premium, (iii) a contribution of $2,278 under the Supplemental Savings Plan, and (iv) approximately $15,000 for the lease of an automobile.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below summarizes the outstanding equity awards of each of the NEOs for the fiscal year ended December 27, 2013.

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Ralph E. Faison	10,833	21,667	54.30	1/5/2018
	16,250	16,250	54.30	1/5/2018
	6,311	6,311	27.40	12/16/2018
	-	91,169	3.80	5/17/2020
					96,823	(2)	273,041

Alan H. Benjamin	564	188	47.50	10/27/2017
	2,007	2,007	49.90	1/26/2018
	2,219	2,219	27.40	12/16/2018
		21,069	3.80	5/17/2020
					24,099	(3)	67,999

John R.D. Dickson	1,809	1,809	61.50	3/23/2018
	1,947	1,947	27.40	12/16/2018
		14,611	3.80	5/17/2020
					16,335	(4)	46,065

Drew A. Moyer	-	-	-	-	-	(5)	-	(5)

(1)  Except as otherwise indicated, all of the option awards in this table were granted to the NEOs under our 2001 Employee Stock Option Plan, as amended and restated March 1, 2010, and the 2012 Plan. Except as otherwise indicated, the grants vest equally over four years starting on the first anniversary date after the grant, therefore 25% will vest on the first anniversary, 25% will vest on the second anniversary, 25% on the third anniversary, and 25% on the fourth anniversary of the grant.

(2) Of Mr. Faison’s stock options, 65,000 were granted on January 5, 2011, 12,622 were granted on December 16, 2011, and 91,169 were granted on May 17, 2013.  Of the 65,000 options that were granted to Mr. Faison on January 5, 2011, 32,500 vest in three equal annual installments beginning January 5, 2013.  The remainder of Mr. Faison’s stock options vest in four equal annual installments as described in note 1 above.  Of Mr. Faison's 96,823 shares that were unvested as of December 27, 2013, 5,654 shares will vest on December 16, 2014, and 91,169 shares will vest equally over four years starting on the first anniversary date after the grant date of May 17, 2013.

(3)  Of Mr. Benjamin’s stock options, 752 were granted on October 27, 2010, 4,014 were granted on January 26, 2011, 4,438 were granted on December 16, 2011, and 21,069 were granted on May 17, 2013..  Mr. Benjamin’s stock options vest in equal annual installments as described in note 1 above.  Of Mr. Benjamin's 24,099 shares that were unvested as of December 27, 2013, 1,041 shares will vest on January 16, 2014, 1,990 shares will vest on December 16, 2014 and 21,068 shares will vest equally over four years starting on the first anniversary date after the grant date of May 17, 2013.

(4) Of Mr. Dickson’s stock options, 3,617 were granted on March 23, 2011, 3,893 were granted on December 16, 2011, and 14,611 were granted on May 17, 2013.  Mr. Dickson’s stock options vest in equal annual installments as described in note 1 above.  Of Mr. Dickson's 16,335 shares that were unvested as of December 27, 2013, 1,725 shares will vest on December 16, 2014, and 14,619 shares will vest equally over four years starting on the first anniversary date after the grant date of May 17, 2013.

(5) Upon Mr. Moyer's resignation on November 6, 2013, Mr. Moyer's unvested stock options and unvested shares were forfeited.

(6) The market values were computed by multiplying the number of unvested shares by $2.82, which was the per share closing price of our Common Stock on the NYSE on December 27, 2013.

Severance and Termination Benefits

Severance and termination benefits for Mr. Faison are described below in the section, “Executive Employment Arrangements.”  Severance and termination benefits provided to executives may include a lump sum payment, continuation of salary, health insurance and other benefits for a specified period of time, as well as accelerated vesting of restricted stock and stock options.

In 2012, the Compensation Committee adopted an Executive Severance Policy. The policy is generally applicable to executives reporting to our Chief Executive Officer at the vice president level and above.  However, this policy does not currently apply to Mr. Faison given the severance benefits that are already contained in his employment agreement.  The Compensation Committee intends that the policy will apply to Mr. Faison to the extent the severance benefits under his employment agreements are no longer in place.   The policy provides for severance benefits upon certain terminations of employment that are either related to or not related to a change in control of the Company.  Cash severance benefits range from one to two times an individual’s base compensation (which is defined as annual base salary plus target bonus) for terminations other than for cause not in connection with a change in control and from two to three times base compensation for terminations in connection with a change in control.  The policy also provides for continued healthcare benefits as well as a pro-rated bonus for the year of termination.  No golden parachute excise tax gross-up is provided under the policy.  Instead, the severance benefits will be reduced to an amount which does not trigger an excise tax, but only if the after-tax amount resulting from such reduction is greater than if no reduction is done.  The severance benefits available under the Executive Severance Policy are more fully described below in the section, “Executive Severance Policy.”

Under the terms of outstanding equity incentive awards, accelerated vesting of restricted stock and option awards is provided upon certain events of termination of employment. With respect to restricted stock awards, if an employee dies, becomes totally disabled or retires on or after his normal retirement date prior to the expiration of the three year vesting requirement, then the three year vesting requirement ends and the shares are fully vested. If an employee elects to retire before his normal retirement date but after his early retirement date or has employment terminated by us other than for cause prior to the expiration of the three year vesting requirement, then the employee is entitled to pro-rata vesting of the shares and a cash award, if applicable. If the employee resigns or is terminated for cause prior to the vesting date, any unvested shares revert back to us and the employee has no further rights or interest in the shares. In the case of termination of employment other than for cause or an employee’s resignation, the Compensation Committee may use its discretion to determine the proper treatment of unvested awards, taking into account factors it determines to be relevant.

With respect to option awards, vesting is accelerated upon certain events of termination of employment in a manner similar to the vesting of restricted stock. The period of exercisability is normally limited to 60 days following termination. This is extended to one year if the termination is due to disability, two years following early retirement, and six months following a participant’s death. In the case of death, the options may be exercised by the participant’s estate, representative or descendant. In no event can the period be extended later than the option expiration date.

Retirement Plans

We maintained a qualified defined benefit pension plan (the “Retirement Plan”), although further benefits were suspended on December 31, 2010, when we froze the plan. The retirement plan covered those employees who were not eligible to participate in the Pulse Engineering, Inc. 401(k) Retirement Savings Plan. We made contributions to the Retirement Plan based upon actuarial calculations and the salary and service of each participant. Pension benefits under the Retirement Plan depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the 10-year period prior to termination of employment or the date of retirement or, if sooner, the 10-year period ending December 31, 2010.

Upon retiring on or after a participant’s normal retirement date (the later of age 65 or the fifth anniversary of the participant’s participation in the Retirement Plan), the participant is entitled to receive a single life annuity payable in equal monthly installments.  The amount of retirement benefits in this form each year is determined as follows:

•	For a participant with 30 or more years of credited service, the annual amount of retirement benefits is the greater of:

•	27.5% of the participant’s final average compensation plus 18.75% of the participant’s final average compensation in excess of “covered compensation”; or

•	$2,400.

•	For a participant with less than 30 years of credited service, the annual amount of retirement benefits is the amount determined above multiplied by a fraction, the numerator of which is equal to his years of credited service and the denominator of which is 30.

As an alternative to receiving benefits in the form of a single life annuity, the participant may elect in writing to receive benefits in one of the following optional forms:

•	Life annuity in level monthly payments, with either 60, 120 or 180 months certain. These payments are made to the participant for life and continue to a beneficiary of the participant for any period after the participant’s death and before expiration of the months certain.

•	Joint and survivor annuity continuing for life in level monthly payments to the participant and thereafter for life in level monthly payments to a designated beneficiary, if surviving, at either 50%, 75% (for plan years beginning on or after January 1, 2008) or 100% (as stated in the election) of the payments to the participant.
•	If the lump sum present value of a participant’s benefits does not exceed $7,000, he or she may elect to receive his benefits in a lump sum payment.

A participant may elect to receive early retirement benefits if the participant retires on or after the participant’s early retirement date.  A participant’s early retirement date is the first day of the calendar month coinciding with or next following the date the participant attains age 55 and completes five years of vested service.  However, vested service is not determined until the last day of the plan year in which such participant completes five years of vested service.  If a participant elects to receive early retirement benefits, his annual retirement benefits will be the amount the participant would have received in a single life annuity commencing at normal retirement date, as determined as above, but reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which the payments commence prior to normal retirement date.

401(k) Plans

Through December 31, 2010, employees of our parent company — previously named Technitrol, Inc. — could participate and accrue benefits in the Technitrol, Inc. 401(k) Retirement Savings Plan. Employees of our subsidiary, Pulse Engineering, Inc., could participate in the Pulse Engineering, Inc. 401(k) Plan. On December 31, 2010, the two 401(k) plans were merged into a single plan. This plan is now called the Pulse Electronics Corporation 401(k) Retirement Savings Plan. The Pulse Engineering, Inc. 401(k) Plan permitted employees of Pulse Engineering, Inc. to set aside a portion of their income for retirement savings. This plan also provided a discretionary match. Historically, the match under this plan was equal to 100% of the first 6% of eligible compensation set aside by an employee up to the statutory maximum. However, during most of 2013, the match under the Pulse Engineering, Inc. 401(k) plan was suspended in connection with temporary cost saving measures, which were implemented at that time. The participation of the NEOs in these plans is on the same terms as other employees participating in the 401(k) plans. Leased employees, employees covered by a collective bargaining agreement (unless the agreement provided that the bargaining unit members were eligible to participate) and temporary employees could not participate in either plan.

Supplemental Savings Plan

We maintain the Pulse Electronics Corporation Supplemental Savings Plan for those U.S. employees, including the NEOs, earning a base salary in excess of the maximum salary covered by our qualified 401(k) plan. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, we may make matching contributions on behalf of participants who made the maximum permitted elective deferrals to our tax-qualified 401(k) plan for the year equal to the excess of

•	the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan), over
•	the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans.

Participants are immediately 100% vested in our contributions, unless the participant is terminated for cause, in which case the employer match portion is forfeited. In addition, participants in the Supplemental Savings Plan have the right to defer up to 20% of their compensation (as defined under the Plan) per calendar year; however, any deferred contribution in excess of 4% (or 6% for Pulse Engineering, Inc.) of the participant’s compensation for the applicable period is not considered for Company matching contributions. Participants may elect to invest their accounts in a number of third party mutual funds offered by the plan’s administrator. Participants may not make withdrawals from their account during their employment, except that a participant may apply to the administrator of the plan to withdraw some or all of his account if such withdrawal is made on account of an unforeseeable emergency under Section 409A of the Internal Revenue Code.

The Supplemental Savings Plan generally provides that we may make employer contributions to the accounts of participants in any amount, as determined by us in our sole discretion from time to time. We are not required to treat all participants in the same manner in determining such contributions. Because the match under the tax-qualified 401(k) plans was suspended during 2009, we decided not to make contributions to any participant’s supplemental savings plan account for 2009. We made contributions to NEO accounts in 2012 related to 2011 compensation and in 2013 related to 2012 compensation.

Under our Supplemental Savings Plan, distributions begin in the month after termination or death of the participant. However, if the participant is terminated for cause, he or she forfeits all contributions made by us. At the election of the participant, distributions can be made as a lump sum or under an installment plan up to 10 years.

Change in Control

In the event of a change in control, the terms of our outstanding equity incentives and Supplemental Savings Plan provide for certain benefits to participants. For the definition of “change in control,” see “Potential Payments Upon Termination or Change in Control” below.

Outstanding restricted stock awards provide that in the event there is a change in control, the restriction period for any shares terminates and all shares vest 100% and are distributed to employees accompanied by any applicable cash awards intended to cover the estimated federal income tax liability. Outstanding option awards provide that in the event there is a change of control, all options are immediately fully vested and exercisable. The Compensation Committee may elect to pay cash to participants in this case in an amount equal to the excess of the market value of our Common Stock over the exercise price of the options. Under our Supplemental Savings Plan, upon a change in control all participants have a - right to receive the entire amount of their account balances under the plan and all amounts must be paid as soon as administratively practicable.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

Ralph E. Faison

Mr. Faison entered into an employment agreement with us on January 4, 2011.  The employment agreement provides for an initial three year term with subsequent renewal periods of one year each, unless either we or Mr. Faison provides notice of non-renewal.  The compensation payable to Mr. Faison under the employment agreement includes an annual base salary of $650,000 (subject to the temporary reduction explained above), an annual bonus targeted at 100% of the annual base salary (guaranteed to be at least $325,000 for 2011), option grants for the purchase of 65,000 shares of our Common Stock at an exercise price equal to the closing price of our Common Stock on that date, and long term incentive compensation and other benefits customarily provided to our senior executives.

In the event of termination of Mr. Faison’s employment due to complete disability, Mr. Faison is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Faison is terminated by Pulse for cause (as defined above) or Mr. Faison terminates his employment without good reason (as defined above), Mr. Faison will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

In the event Mr. Faison is terminated by Pulse without cause or Mr. Faison terminates his employment with good reason (as defined above), or if we deliver a notice of non-renewal of the term of his employment agreement, Mr. Faison's benefits would include a severance payment of two times the sum of (a) his annual base salary then in effect and (b) his target annual bonus (set for this purpose at 100% of his annual base salary then in effect), with such severance payment payable in 24 four equal monthly installments. If Mr. Faison's employment is terminated under those circumstances, his stock options would be subject to accelerated vesting and the service restrictions (but not the performance vesting) on any shares of restricted stock would lapse. In addition, Mr. Faison will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; and (iii) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for 18 months.

The agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Faison, during the term of his employment and for 24 months after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product which at any time during Mr. Faison’s employment or the immediately preceding twelve month period was manufactured, sold or distributed by Pulse or any subsidiary of Pulse or any product or equipment which Pulse or any subsidiary was developing during such period for future manufacture, sale or distribution; (ii) being or becoming a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to any person or entity considering engaging in any such activities or so engaged; (iii) seeking to procure orders from or do business with any of Pulse’s customers, in competition with Pulse; (iv) soliciting any person who is an employee of Pulse; (v) seeking to contract with any person or entity who Pulse has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Pulse’s business; or (vi) engaging in any effort to induce any of Pulse’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Pulse or its affiliates; except that Mr. Faison shall not be prohibited from owning, as a passive investor, in the aggregate not more than 2% of the outstanding publicly traded stock of any corporation so engaged.

Mr. Faison is eligible to participate in our 2012 Plan, Annual and Long-Term Incentive Compensation Plan and Supplemental Savings Plan.

Annual Cash Incentive Plan

The annual cash incentive plan has been designed to provide incentive compensation opportunities to our executives for exceeding certain EBITDA and revenue levels.  The Compensation Committee established EBITDA and revenue goals as well as a range of possible payouts based on a range of performance levels in early 2013. The Compensation Committee believes that the EBITDA and revenue targets used in the annual cash incentive plan are appropriate performance measurements for our NEOs because EBITDA is an important financial indicator that aligns the interests of our NEOs with those of our shareholders; the plan’s company-wide targets capture elements of corporate performance that are beyond those of our operating segments and product lines, and the Compensation Committee values the clear alignment of incentives for NEOs resulting from shared performance metrics. The EBITDA and revenue goals are weighted 60% and 40%, respectively.  During 2013, each of our NEOs other than Mr. Faison, had a targeted cash incentive opportunity equal to 50% of their annual base salary, while Mr. Faison's opportunity was equal to 100% of his base salary, being the minimum target required by the terms of his employment agreement.  Threshold payouts were set at 50% of each NEO’s target annual incentive, and the maximum payouts were set at 200% of annual incentive targets. If the Compensation Committee deems an NEO’s performance to be unsatisfactory, it has the authority to eliminate a bonus payment entirely.  Participants must be employed through the end of the fiscal year to be eligible to receive a payment although participants terminated for cause prior to the time of any actual payment will not receive a payment.  EBITDA and revenue are generally defined to be consistent with the Company’s earnings press releases and the financial covenants set forth in its senior bank facility. For example, EBITDA generally would be defined as net income before earnings from discontinued operations, non-controlling interest, income tax expense, interest expense, non-cash stock-based compensation expense, depreciation and amortization, other expense (generally non- cash and non-operating foreign exchange gains and losses), severance and impairment costs, debt restructuring and related costs, legal reserve, and costs related to an unsolicited takeover attempt.

Executive Severance Policy

In April 2012, we adopted an Executive Severance Policy for those of our NEOs without severance protections in their employment agreements.  The policy is generally applicable to executives reporting to our Chief Executive Officer at the Vice President level and above, except for our Chief Executive Officer.  This policy does not currently apply to Mr. Faison, given the severance benefits that are already contained in his employment agreements.  The Compensation Committee intends that the policy will apply to Mr. Faison to the extent the severance benefits under his employment agreement are no longer in place.

The policy provides for severance benefits upon certain terminations of employment that are either related to or not related to a change in control of the company.  Cash severance benefits range from one to two times an individual’s base compensation (which is defined as annual base salary plus target bonus) for terminations not in connection with a change in control. In the case of terminations in connection with a change of control, cash severance benefits range from two to three times base compensation for terminations in connection with a change in control. In the case of a participant at the level of Senior Vice President, this severance benefit is based on two and a half times such base compensation.   The policy also provides for continued healthcare benefits as well as a pro-rated bonus for the year of termination.  No golden parachute excise tax gross-up is provided under the policy.  Instead, the severance benefits will be reduced to an amount that does not trigger an excise tax, but only if the after-tax amount resulting from such reduction is greater than if no reduction is done.

In order to receive payments and benefits under the Executive Severance Policy, the participant must timely execute and deliver a waiver and release of claims agreement after termination of employment and must abide by certain restrictive covenants including any applicable confidentiality, non-disparagement, non-competition and non-solicitation covenants to which the participant has agreed.

DIRECTOR COMPENSATION

We use a combination of cash and stock compensation to attract and retain qualified candidates to serve on our Board.  In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required of members of the Board.

Our Executive and Director Ownership Guidelines are expressed as a multiple of base salary or a director’s annual retainer. Currently, a non-employee Board member’s requirement is fixed at five times his annual retainer, but the Compensation Committee will periodically update the multiple levels for changes in salary/retainer and stock price. Until the applicable guideline is achieved, the director is required to retain an amount equal to 50% of the net shares received as a result of the exercise of Pulse stock options or the vesting of restricted stock. Because directors must retain a percentage of shares resulting from any exercise of Pulse stock options or the vesting of restricted stock until they achieve the specified guidelines, there is no minimum time period required to achieve the guidelines. Failure to meet or, in the absence of unique circumstances, to show progress toward meeting the stock ownership requirements may result in a reduction in future long-term incentive equity grants and/or payment of future annual and/or long-term cash incentive payouts in the form of stock.

The following table provides information regarding amounts paid to each of our non-employee directors for service on the Board during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)

John E. Burrows, Jr.	$67,500	$60,000	(1)	$127,500

Justin C. Choi	49,388	60,000	(1)	109,388

Steven G. Crane	61,763	60,000	(1)	121,763

Howard C. Deck(2)	16,875	--		16,875

John E. Major	34,313	60,000	(1)	94,313

Daniel E. Pittard(3)	30,375	60,000	(1)	90,375

C. Mark Melliar-Smith(4)	19,575	--		19,575

Lawrence P. Reinhold (5)	23,288	--		23,288

Gary E. Sutton	32,625	60,000	(1)	92,625

(1)	RSUs granted for the Annual Equity Grant vest on the earlier of (i) the day immediately preceding the next Annual Meeting of our stockholders or (ii) a Change of Control of the Company.

(2)	Mr. Deck resigned from the Board as of the date of the 2013 Annual Meeting.

(3)	Mr. Pittard resigned from the Board on February 21, 2014.

(4)	Mr. Melliar-Smith resigned from the Board as of the date of the 2013 Annual Meeting.

(5)	Mr. Reinhold resigned from the Board as of the date of the 2013 Annual Meeting.

AUDIT AND OTHER FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees billed by Grant Thornton for professional services rendered for the audit of our annual financial statements, the audit of internal controls and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 27, 2013 were $883,000(1). The aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 27, 2013 were $527,000(1).  The fees for these services billed by KPMG for the year ended December 28, 2012 were $1,642,000.  These figures include services related to the audit of our internal controls over financial reporting.

Audit-Related Fees

For the fiscal year ended December 27, 2013, the aggregate fees billed by Grant Thornton for audits of financial statements of certain employee benefit plans were $65,000(1).  For the fiscal year ended December 27, 2013, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $16,000.  The fees for these services and other attesting services that were not required by statute or regulation for the fiscal year ended December 28, 2012 were $52,000.

Tax Fees

For the fiscal year ended December 27, 2013, there were no fees billed by Grant Thornton for tax consultation and tax compliance services.  For the fiscal year ended December 27, 2013, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $71,000.  The fees for these services billed by KPMG for the fiscal year ended December 28, 2012 were $82,000.

All Other Fees

For the fiscal year ended December 27, 2013, there were no fees billed by Grant Thornton for other services.  For the fiscal year ended December 27, 2013, there were no fees billed by KPMG for other services.  For the fiscal year ended December 28, 2012, the fees billed by KPMG for International Financial Reporting Standards (IFRS) transition related services were $34,000.

 (1) Fees are estimated, pending completion of all work and actual currency exchange rates in effect at time of billing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  All services performed for 2013 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and ten percent holders must furnish us with copies of all forms that they file.

Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2013.

INCORPORATION BY REFERENCE

A copy of the our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 27, 2013, as filed with the SEC, is being furnished to you with this proxy statement, and may also be may be obtained from http://www.cfpproxy.com/7777 or the SEC’s website at www.sec.gov.  The information contain in our Annual Report is incorporated by reference to this proxy statement.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Under the rules of the SEC, eligible stockholders may submit proposals for inclusion in the proxy statement for our 2014 annual meeting. Stockholder proposals must be submitted in writing and must be received by the Corporate Secretary at the address provided previously in this proxy statement by January 6, 2015 for them to be considered for inclusion in the 2015 proxy statement.

Under our bylaws, you may present proposals in person at the 2015 annual meeting if you are a stockholder entitled to vote. The Corporate Secretary must receive any proposals to be presented, which will not be included in next year’s proxy statement, no earlier than February 7, 2015 and not later than March 9, 2015; provided, however, that if next year's annual meeting is held before May 8, 2015 or after August 4, 2015, any such proposals may be submitted no later than the 10th day following the date on which notice of the 2015 annual stockholders meeting is mailed or the public disclosure of the date of the annual stockholders’ meeting was made, whichever occurs first. Proposals received after the deadline, including any proposal nominating a person as a director, may not be presented at the 2015 annual meeting. Any stockholder submitting a proposal must also comply with the notice requirements contained in our bylaws.

MISCELLANEOUS

The information referred to in this proxy statement under the heading “Audit Committee Report” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934, and (ii) notwithstanding anything to the contrary that may be contained in any filing by us under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

EXHIBIT A

AMENDMENT TO THE
PULSE ELECTRONICS CORPORATION
2012 OMNIBUS INCENTIVE COMPENSATION PLAN

The Pulse Electronics Corporation 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”) is hereby amended as set forth below, effective June 6, 2014, subject to stockholder approval:

I.

Section 4.1(b) of the 2012 Plan is hereby amended to read as follows:

Section 4.1             Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery under the Plan shall be 1.5 million, including Shares delivered pursuant to the exercise of Incentive Stock Options granted hereunder.

If any Shares subject to an Award granted hereunder (other than a Substitute Award granted pursuant to Section 5.6.(b)) are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. For avoidance of doubt, however, if any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. Moreover, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options granted hereunder. Upon settlement of an SAR, the number of Shares underlying the portion of the SAR that is exercised will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan.

Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

II.

Except as set forth herein, the Plan shall remain in full force and effect.
A-1

REVOCABLE PROXY Pulse Electronics Corporation YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS Shareholders of record have three ways to vote: 1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail. To Vote by Telephone: Call 1-855-564-1323 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m. (EST), June 6, 2014. To Vote by Internet: Go to https://www.rtcoproxy.com/puls prior to 3 a.m. (EST), June 6, 2014. Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted. Mark here for address change Annual Meeting Materials are available at: http://www.cfpproxy.com/7777 FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH PLEASE MARK VOTES  AS IN THIS EXAMPLE Elect seven directors for a one year term. (01) Steven G. Crane (02) Ralph E. Faison  (03) David W. Heinzmann (04) John E. Major (05) Gary E. Sutton (06) Robert E. Switz (07) Kaj Vazales  2. Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm 3. Approve an amendment of the 2012 Omnibus Incentive Compensation Plan to increase the number of shares of common stock issuable to any person in a calendar year under such Plan 4. Approve, on an advisory basis, the compensation of our named executive officers 5. The Proxies are authorized to vote in their discretion on other business that comes before the meeting, including any motion to adjourn. Please be sure to date and sign this proxy card in the box below. Sign above Co-holder (if any) sign above Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If  you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

PULSE ELECTRONICS CORPORATION — ANNUAL MEETING, JUNE 6, 2014YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.cfpproxy.com/7777You can vote in one of three ways: 1. Call toll free 1-855-564-1323 on a Touch-Tone Phone. There is NO CHARGE to you for this call.or2. Via the Internet at https://www.rtcoproxy.com/puls and follow the instructions.or3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONSREVOCABLE PROXY Pulse Electronics Corporation ANNUAL MEETING OF SHAREHOLDERS June 6, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The person signing below appoints Ralph E. Faison and Julie Panigrahi, as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Pulse Electronics Corporation held on the record date of April 15, 2014 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on June 6, 2014, or any adjournment thereof. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY Pulse Electronics Corporation YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS Shareholders of record have three ways to vote: 1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail. To Vote by Telephone: Call 1-855-564-1323 Toll-Free on a Touch-Tone Phone anytime prior to 5 p.m. (EST), June 2, 2014. To Vote by Internet: Go to https://www.rtcoproxy.com/puls prior to 5 p.m. (EST), June 2, 2014. Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted. Mark here for address change. Annual Meeting Materials are available at: http:// www.cfpproxy.com/7777 FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH PLEASE MARK VOTES X AS IN THIS EXAMPLE 1. Elect seven directors for a one year term.(01) Steven G. Crane  (02) Ralph E. Faison (03) David W. Heinzmann (04) John E. Major (05) Gary E. Sutton (06) Robert E. Switz (07) Kaj Vazales 2. Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm 3. Approve an amendment of the 2012 Omnibus Incentive Compensation Plan to increase the number of shares of common stock issuable to any person in a calendar year under such Plan 4. Approve, on an advisory basis, the compensation of our named executive officers 5. The Proxies are authorized to vote in their discretion on other business that comes before the meeting, including any motion to adjourn. PULSE ELECTRONICS CORPORATION 401(k) Please be sure to date and sign this proxy card in the box below. Date Sign above Co-holder (if any) sign above Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

  PULSE ELECTRONICS CORPORATION — ANNUAL MEETING, JUNE 6, 2014 YOUR VOTE IS  IMPORTANT! Annual Meeting Materials are available on-line at: http:// www.cfpproxy.com/7777 You can vote in one of three ways: 1. Call toll free 1-855-564-1323 on a Touch-Tone Phone. There is NO CHARGE to you for this call. Or or 2. Via the Internet at https://www.rtcoproxy.com/puls and follow the instructions. Or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR  VOTING INSTRUCTIONS REVOCABLE PROXY Pulse Electronics Corporation ANNUAL MEETING OF SHAREHOLDERS June 6, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The person signing below appoints Ralph E. Faison and Julie Panigrahi, as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Pulse Electronics Corporation held on the record date of April 15, 2014 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on June 6, 2014, or any adjournment thereof. PULSE ELECTRONICS CORPORATION 401(k) PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) REVOCABLE PROXY Pulse Electronics Corporation ANNUAL MEETING OF SHAREHOLDERS June 6, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The person signing below appoints Ralph E. Faison and Julie Panigrahi, as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Pulse Electronics Corporation held on the record date of April 15, 2014 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on June 6, 2014, or any adjournment thereof. PULSE ELECTRONICS CORPORATION 401(k) PLEASE PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.